Exhibit 12.01

                   Commercial Credit Company and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (In millions of dollars, except for ratio)

                                                     Six months ended June 30,
                                                    --------------------------
                                                      1996          1995
                                                      ----          ----

Income before income taxes                          $156.5       $ 157.5
Elimination of undistributed equity earnings          (0.3)         (0.6)
Interest                                             233.2         230.1
Portion of rentals deemed to be interest               4.7           4.7
                                                     -----         -----
  Earnings available for fixed charges              $394.1        $391.7
                                                     =====         =====

Fixed charges
- -------------

Interest                                            $233.2        $230.1
Portion of rentals deemed to be interest               4.7           4.7
                                                     -----         -----
  Fixed charges                                     $237.9        $234.8
                                                     =====         =====

Ratio of earnings to fixed charges                    1.66X        1.67x
                                                      ====         ====